UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

1LIFE HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following communications relating to the proposed acquisition of 1Life Healthcare, Inc., a Delaware corporation (the “Company”), by Amazon.com, Inc., a Delaware corporation (“Parent”), Negroni Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated July 20, 2022, by and among the Company, Parent and Merger Sub:

(i)	CEO Employee Email; and

(ii)	OneSource Page Post.

Each item above was first used or made available on July 21, 2022.

(i)

CEO Employee Email

From: Amir Rubin

Date: Thu, Jul 21, 2022 at 5:36 AM

Subject: One Medical to be acquired by Amazon...

Dear Colleagues,

We are delighted to share that we’ve signed an agreement to be acquired by Amazon! This exciting opportunity will further support us in our mission to transform healthcare for all through our human-centered, technology-powered model. Joining Amazon is a tremendous next step in our journey to deliver better health, better care, better value, in a better team environment.

Please join a special Town Huddle to learn more about this exciting news. We will share Zoom meeting details via a calendar invitation shortly. With this announcement, you may receive questions, so please refer to our OneSource page for additional resources, or the press release. We will share further updates as we proceed ahead.

Thank you for all you do every day, as in the meantime we continue on our mission and objectives on all fronts!

Sincerely,

Amir

Additional Information and Where to Find It

In connection with the proposed acquisition of One Medical by Amazon, One Medical intends to file with the SEC preliminary and definitive proxy statements relating to such acquisition and other relevant documents. The definitive proxy statement will be mailed to One Medical’s stockholders as of a record date to be established for voting on the proposed acquisition and any other matters to be voted on at the special meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENTS, ANY AMENDMENTS OR SUPPLEMENTS THERETO, ANY OTHER SOLICITING MATERIALS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONE MEDICAL AND THE PROPOSED ACQUISITION. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s web site at www.sec.gov, on One Medical’s website at https://investor.onemedical.com/ or by contacting One Medical’s Investor Relations via email at https://investor.onemedical.com/contact-ir.

Participants in the Solicitation

One Medical and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of One Medical in connection with the proposed acquisition and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive proxy statements (when available). Additional information regarding such directors and executive officers is included in One Medical’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of One Medical’s stockholders in connection with the proposed acquisition and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive proxy statements (when available) for the proposed acquisition. These documents are available free of charge as described in the preceding paragraph.

(i)

(ii)

OneSource Page Post

Amazon and One Medical Announcement

Welcome to the Amazon and One Medical Announcement Resource Center!

Email from Amir on 7/21/22

We are delighted to share that we’ve signed an agreement to be acquired by Amazon! This exciting opportunity will further support us in our mission to transform healthcare for all through our human-centered, technology-powered model. Joining Amazon is a tremendous next step in our journey to deliver better health, better care, better value, in a better team environment.

With this announcement, you may receive questions, so please refer to our OneSource page for additional resources, or the press release. We will share further updates as we proceed ahead.

Thank you for all you do every day, as in the meantime we continue on our mission and objectives on all fronts!

Sincerely,

Amir

Additional Information and Where to Find It

In connection with the proposed acquisition of One Medical by Amazon, One Medical intends to file with the SEC preliminary and definitive proxy statements relating to such acquisition and other relevant documents. The definitive proxy statement will be mailed to One Medical’s stockholders as of a record date to be established for voting on the proposed acquisition and any other matters to be voted on at the special meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENTS, ANY AMENDMENTS OR SUPPLEMENTS THERETO, ANY OTHER SOLICITING MATERIALS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONE MEDICAL AND THE PROPOSED ACQUISITION. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s web site at www.sec.gov, on One Medical’s website at https://investor.onemedical.com/ or by contacting One Medical’s Investor Relations via email at https://investor.onemedical.com/contact-ir.

Participants in the Solicitation

One Medical and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of One Medical in connection with the proposed acquisition and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive proxy statements (when available). Additional information regarding such directors and executive officers is included in One Medical’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of One Medical’s stockholders in connection with the proposed acquisition and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive proxy statements (when available) for the proposed acquisition. These documents are available free of charge as described in the preceding paragraph.

(ii)

Overall Key Messages

•	One Medical has entered into a definitive merger agreement to be acquired by Amazon.

•

Amazon is excited for the opportunity to help us in our mission to make quality care more affordable, accessible, and enjoyable through a combination of in-person, digital, and virtual health care services that are convenient to where people work, shop, and live. Together with our human-centered and technology-powered approach to health care, we believe we will be able to help more people – from pediatrics to geriatrics – get better care, when and how they need it.

•

Amazon has a long history of invention on behalf of customers. They have demonstrated the patience, long-term vision, and willingness to continue experimenting, learning, and evolving until they create something that truly helps makes people’s lives easier.

•

Sound familiar? We are excited to combine Amazon’s DNA with ours to have the opportunity to be one of the companies innovating and expanding our mission to deliver better health, better care, better value, in a better team environment.

•

Post-close, Amazon expects to retain One Medical employees and contractors. We would not be here without the incredible work each of you do each day. Whether you support our patients directly or indirectly, each team member is essential in furthering our mission. Thank you for your human-centeredness, curiosity, drive for excellence, and team focus.

•	Deal close is subject to customary closing conditions, including approval by One Medical’s shareholders and regulatory approval. We don’t have a timeline to share at this point.

•	Until closing, One Medical and Amazon will continue to operate independently to serve their customers as they do today.

While we know you will have questions, it’s very much Day 1 and we don’t have many answers. When there are updates or other developments to share, we will share with you. In the meantime, check out our One Source Resource Center.

Patient Key Messages:

1.	We’re excited about this acquisition and what it means for you and all our members.

2.	You can continue to count on us for the care you receive from us today.

3.	Nothing changes right now. When the deal closes, we’ll keep you informed about what’s happening and what it means.

4.	We do not anticipate any disruption in your care whatsoever.

5.	I can assure you that members are the number one priority for One Medical and Amazon – that’s why we’re such a great fit together.

Employee FAQs

1.

Why is Amazon acquiring us? Amazon loves inventing to make what should be easy easier and wants to be one of the companies that helps dramatically improve the health care experience over the next several years. Together with our human-centered and technology-powered approach to health care, Amazon believes we can and will help more patients – from pediatrics to geriatrics – get better care, when and how they need it. Joining Amazon is an exciting next step in our journey to deliver better health, better care, better value, in a better team environment.

2.	What was the purchase price? Amazon will acquire One Medical for $18 per share in an all-cash transaction valued at approximately $3.9 billion, including One Medical’s net debt.

3.

What does signing mean? What does deal close mean? “Signing” means One Medical and Amazon have signed an agreement for Amazon to acquire One Medical. The acquisition is not complete, or “closed,” until certain customary conditions are satisfied. Until that happens, Amazon and One Medical remain two separate companies. When closing does happen, One Medical leadership will let you know.

4.	What approvals are needed for this deal to close? Completion of the transaction is subject to customary closing conditions, including approval by One Medical’s shareholders and regulatory approval.

5.

When will the deal close? Completion of the transaction is subject to customary closing conditions, including approval by One Medical’s shareholders and regulatory approval. We don’t have a timeline to share at this point but will update you when we have more information. Until closing, it is important that we continue to operate independently.

6.	What Amazon division will One Medical live in? When the deal closes, One Medical will become a subsidiary of Amazon.

7.	Who will the One Medical team report to? The deal is not closed and nothing is changing today. One Medical will continue to report into its CEO, Amir Dan Rubin.

8.

What can employees expect between the transaction announcement and closing? Completion of the transaction is subject to customary closing conditions, including approval by One Medical’s shareholders and regulatory approval. We know many of you will have questions about what this means for you and your team and our goal is to provide you with answers, where and when possible. Of course, today’s announcement is just the first step and, importantly, if there are updates or other news to share, you will hear from One Medical leadership or the One Medical integration team. Looking ahead, it is business as usual at One Medical until the deal closes.

9.

What does this mean for me? The deal is not closed and, until closing, Amazon and One Medical will continue to operate independently. Post-close, One Medical and Amazon’s Health Services team will continue on our mission to make it easier for people to access the health care products and services they need to get and stay healthy. We’ll keep you informed about what’s happening and what it means for you.

10.	Do I have a job? Nothing changes today, we are still separate companies; everyone has the same job today as you did yesterday.

11.	Do I now work for Amazon? No. For now, it’s business as usual at One Medical. When the deal closes, One Medical will become a wholly-owned subsidiary of Amazon.

12.

Will Amazon make offers to all One Medical employees and contractors post-close? The deal is not closed, and until closing, Amazon and One Medical will continue to operate independently to serve members as they do today. Post-close, we expect to retain One Medical employees and contractors.

13.	What kinds of changes can we expect? We are beginning integration planning so we don’t have answers to many questions you may have at this time.

14.

Will there be changes in reporting relationships or job responsibilities when the deal closes? As the deal has not closed, there are many details that still need to be worked out and nothing is changing today as a result of this announcement. Amazon knows that One Medical has a talented team that delivers exceptional care for patients.

15.	Once closed, how will One Medical interact with Amazon Health Services? When the deal closes, One Medical will become a subsidiary of Amazon and part of a suite of Amazon health care offerings.

16.

Will the culture of One Medical change? Although we are two separate companies with distinct cultures, we have similar DNA around serving people needs and innovation. As part of integration planning, we will look to utilize this shared mission to make for a stronger combined team after closing.

17.	Will any physical offices close after the transaction is complete? No. There are no current plans to close any existing One Medical offices after closing.

18.

Are One Medical’s services changing? The deal is not closed and One Medical and Amazon will continue to operate independently to serve customers and members as they do today. Post-close, One Medical and Amazon will work together to make quality care more affordable, accessible, and enjoyable through a combination of in-person, digital, and virtual health care services that are convenient to where people work, shop, and live – for people of all ages, from pediatrics to geriatrics.

19.

Will the One Medical brand continue? The deal is not closed and One Medical and Amazon will continue to operate independently to serve customers and members as they do today. While we are still in the early stages of the post-close integration planning process, we have no immediate plans to change the One Medical brand.

20.

Will One Medical be a part of Prime? The deal is not closed and One Medical and Amazon will continue to operate independently to serve customers and members as they do today. It’s too early to say whether and how One Medical might partner with Amazon features or programs in the future.

21.

At announcement, what information can we share with members, partners, and others? With this announcement, we expect you may receive questions from members, partners and others. Please use the messages below to address those questions.

a.	We’re excited about this acquisition and what it means for you and all our members.

b.	You can continue to count on us for the services you receive today.

Nothing changes right now.

c.	When the deal closes, we’ll keep members and partners informed about what’s happening and what it means for them.

d.	We do not anticipate any disruption in your service whatsoever.

e.	I can assure you that patients remain the number one priority for One Medical.

22.

Will there be changes to compensation, benefits, equity, ESPP, or company policies? As the deal has not closed, there are many details that still need to be worked out and nothing is changing today. A post-close integration planning team will determine post-close plans, including any potential changes to One Medical’s compensation, benefits, or company policies. We’ll keep you informed about what’s happening and what it means for you.

23.

How does the transaction impact work authorizations? Until the deal closes, Amazon and One Medical are separate companies. As long as you continue your employment with One Medical, your work authorization will not be impacted.

24.

What can I say if someone from the media, an industry analyst or a blogger contacts me about the deal? Consistent with company policy, should you receive any calls from the media, please direct them to press@OneMedical.com. Please direct all other inquiries to Breanna Shirk, at bshirk@One Medical.com.

25.	Can I change my LinkedIn profile? No. The deal has not closed, Amazon and One Medical remain separate companies and you remain employees of One Medical.

26.

Can I post something on social media? If you’d like to post something about the deal, we’d suggest resharing our company post or sharing a link to the joint press release and not sharing any further information. Please do not link to or engage with any external content or media articles because your engagement may appear as endorsement of information or speculation that may not be true.

27.

Can I tell my family and friends? Yes! The acquisition announcement is public – please reference the joint press release here but please do not share further information. Also, please remember to adhere to One Medical’s social media and confidentiality policies.

28.	Where can I find more information about Amazon? Check out AboutAmazon.com.

Submit your question(s) about the acquisition here.

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